EXHIBIT 10.12.3

THIRD AMENDMENT

SPECTRA ENERGY CORP

2007 LONG-TERM INCENTIVE PLAN

THIS THIRD AMENDMENT is made this 6th day of December, 2010, by Spectra Energy Corp, a Delaware corporation (the “Company”), and amends the Spectra Energy Corp 2007 Long-Term Incentive Plan originally adopted by the Company and effective as of December 18, 2006 (the “Plan”), and amended from time to time thereafter, in order to comply with the document requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan is hereby amended effective as of January 1, 2009, as follows:

1. A new Section 2(hh) is added to the Plan, as follows:

2(hh) “Separation From Service” means a Participants’ separation from service within the meaning of section 409A of the Code.

2. Section 9.2 of the Plan is amended by deleting the last sentence thereof and replacing it with the following new sentence:

Payment of Performance Awards shall be made not later than sixty (60) days following the end of the performance period, unless the applicable Performance Award provides otherwise.

3. Section 10.2 of the Plan is amended by addition of the following new sentence to the end thereof:

Payment of Phantom Stock shall be made not later than sixty (60) days following the vesting date, unless the applicable Phantom Stock Award provides otherwise.

4. Section 14.2 of the Plan is deleted in its entirety and replaced with the following new Section 14.2:

14.2. Termination of Service. The Award Agreements may include provisions describing the treatment of an Award in the event of the retirement, disability, death or Separation From Service, such as provisions relating to the vesting, exercisability, acceleration, forfeiture or cancellation of the Award in these circumstances, including any such provisions as may be appropriate for Incentive Stock Options as described in Section 6.6(b) hereof.

5. Section 14.3 of the Plan is deleted in its entirety and replaced with the following new Section 14.3:

14.3. Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, Separation From Service for cause, violation of material Corporation or Subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Corporation or any Subsidiary.

6. Section 15.14 of the Plan is amended to add the following new sentence to the end thereof:

To the extent any terms of the Plan or Award Agreements are ambiguous, such terms shall be interpreted as necessary to comply with section 409A of the Code.

As amended hereby, the Plan is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has adopted and executed this Third Amendment on this 7th day of December, 2010, to be effective as of January 1, 2009.

SPECTRA ENERGY CORP

By:	/s/ Dorothy M. Ables

Name:	Dorothy M. Ables

Title:	Chief Administrative Officer